EXHIBIT 21 SIGNIFICANT SUBSIDIARIES OF THE COMPANY


                            Jurisdiction of           Percent
Name of Subsidiary          Incorporation               Owned
------------------          ---------------           -------

Davids Bridal DMC,Inc.         Delaware                  100%
DB of Delaware, Inc.           Delaware                  100%
DBD, Inc.                      Delaware                  100%
DBL, Inc.                      Delaware                  100%